EX 99.28(h)(1)(ix)

Amendment to

Amended and Restated Administration Agreement

Between JNL Investors Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”), and JNL Investors Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Trust and the Administrator (“Parties”) entered into an Amended and Restated Administration Agreement effective as February 28, 2012, as amended (“Agreement”), whereby the Administrator agreed to perform certain administrative services to several separate series of shares (each a “Fund”) of the Trust, as listed on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust approved a fund name change for the JNL Money Market Fund, which will be re-named the JNL Government Money Market Fund, effective April 24, 2017.

Whereas, pursuant to the approval of the fund name change, as outlined above, the Parties have agreed to amend Schedule A and Schedule B of the Agreement to:

-	change the name of the fund from the JNL Money Market Fund to the JNL Government Money Market Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 24, 2017, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 24, 2017, attached hereto.

3.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Administrator and the Trust have caused this Amendment to be executed, effective April 24, 2017.

JNL Investors Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A
Dated April 24, 2017

Fund	Class(es)
JNL/PPM America Low Duration Bond Fund	Class A
JNL Government Money Market Fund	Institutional Class

A-1

Schedule B
Dated April 24, 2017

Funds	Assets	Fee
JNL/PPM America Low Duration Bond Fund (Class A)	$0 to $3 billion Assets over $3 billion	.10% .09%
JNL Government Money Market Fund (Institutional Class)	All Assets	0.00%

B-1